Exhibit 21.1
Subsidiaries

Subsidiary	State of Incorporation
American CatCon, Inc. [1]	Texas

General Smelting and Refining, Inc. [2]	Tennessee

Gulf Coast Recycling, Inc.	Florida

Elizabeth Hazel, LLC [3]	Ohio

Federal Autocat Recycling, LLC [4]	New Jersey

Hypercat Coating, LLC [4]	New Jersey

Hypercat DMG, LLC [4]	New Jersey

Mayco Industries, Inc.	Alabama

Melinda Hazel, LLC [3]	Ohio

Metalico Akron, Inc.	Ohio

Metalico Akron Realty, Inc.	Ohio

Metalico Alabama Realty, Inc.	Alabama

Metalico Aluminum Recovery, Inc.	New York

Metalico Buffalo, Inc. [5]	New York

Metalico-College Grove, Inc.	Tennessee

Metalico-Granite City, Inc	Illinois

Metalico Niagara, Inc.[6]	New York

Metalico Niles, Inc. [2]	Ohio

Metalico Rochester, Inc.[7]	New York

Metalico Syracuse, Inc.	New York

Metalico Syracuse Realty, Inc.	New York

Metalico Transfer, Inc.	New York

Metalico Transfer Realty, Inc.	New York

Metalico Transport, Inc. [8]	New York

River Hills by the River, Inc. [9]	Florida

Santa Rosa Lead Products, Inc.	California

Totalcat Group, Inc.	Delaware

Tranzact Corporation	Delaware

West Coast Shot, Inc.	Nevada

[1]	Formerly known as Metalico CatCon, Inc.

[2]	Inactive

[3]	Wholly-owned subsidiary of Metalico Akron Realty, Inc.

[4]	Wholly-owned subsidiary of Totalcat Group, Inc. (Totalcat is sole member of LLC)

[5]	Formerly known as Lake Erie Recycling Corp.

[6]	Formerly known as Metalico-Buffalo, Inc.

[7]	Formerly known as Metallico Lyell Acquisitions, Inc.

[8]	Formerly known as Buffalo Hauling Corp.

[9]	Wholly-owned subsidiary of Gulf Coast Recycling, Inc.